Nathan Oil Partners and Chesapeake Exploration Limited Partnership reach agreement on natural gas prospect in Edwards County, Texas

Reno, Nevada: May 12, 2006. Brek Energy Corporation (Other OTC: BREK). We are pleased to announce that Brek Energy-controlled Vallenar Energy Corporation, through its operating company Nathan Oil Partners LP, has signed an agreement with Chesapeake Exploration Limited Partnership on the Rocksprings Prospect in Edwards County, Texas. Nathan Oil has agreed to assign all of its interest in the leases below a depth of 1,500 feet to allow Chesapeake the opportunity to explore for oil and natural gas on the property. The assignment is subject to Nathan Oil’s right to a 25% working interest in every well that Chesapeake drills on the property. Chesapeake will earn their interest in the leases when they have successfully completed a well capable of producing hydrocarbons in commercial quantities.

Chesapeake will drill the first ten wells bearing all of the costs. When they have recovered 100% of the costs from production, Nathan Oil will back-in with a 25% working interest in the wells. At this point, Nathan may participate with a 25% working interest in all future wells drilled, or may back in after payout for a 6.5% working interest in lieu of non-consent penalties.

Chesapeake will conduct a 3-D seismic survey over an area that includes the acreage covered by the leases, bearing the entire cost and expense. Chesapeake will process, transport and market the natural gas produced from any commercial wells on the leases, and will immediately begin to build or procure a pipeline to transport the natural gas to market.

“The recent Ellenburger natural gas discovery wells on leases adjacent to the Vallenar’s Rocksprings Prospect shifted the focus from heavy oil to natural gas,” said Rick Jeffs, Brek Energy’s CEO. “Given the competitive drilling and well completion environment in the oil and gas industry, Vallenar is fortunate to have this opportunity to work with Chesapeake, with its considerable experience and success in the oil and gas industry. As for the heavy oil, in the initial well, Chesapeake will provide an array of logs and sidewall cores in the shallow oil zone covered by Nathan leases but not part of the leases assigned under the Chesapeake agreement.”

About Brek Energy Corporation
Brek Energy Corporation is an exploration and development company with interests in non-conventional oil and gas resources in the US Rocky Mountains, Texas and California. The company is focusing on its 17,115 net acres within the Gasco Energy-operated Riverbend Project in the Uinta Basin, Utah. Brek Energy had proved reserves at year-end 2005 of approximately 5.8 Bcfe, 97% of which was natural gas and 30% were proved developed. For further information on the company and its properties, please visit www.brekenergy.com.

About Vallenar Energy Corporation.
Vallenar Energy Corp. is an oil & gas company with interest in the Rocksprings Prospect in Edwards County, Texas. Vallenar’s objectives are to explore and develop the hydrocarbons on its 8,865 net acres of oil & gas properties.

Certain statements contained above are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because these statements include significant risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. For a discussion of some of these risks and uncertainties, please refer to the company's SEC filings, which contain additional discussion about those risk factors, which could cause actual results to differ from management's expectations. Brek Energy expressly disclaims any obligation to update these forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:
Peter Forward
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